EXHIBIT 99.1
FOR IMMEDIATE RELEASE: 7/14/2023
Prominent Banking Figure, Mary Ann Scully, Joins Capital Bank's Board of Directors

Washington, D.C. - Capital Bank, a leading commercial bank in the DC Metro Region, is pleased to announce the appointment of Mary Ann Scully, Dean of the Joseph A. Sellinger, S.J., School of Business and Management at Loyola University Maryland, as the newest member of its board of directors. With her extensive experience and remarkable achievements in the banking industry, Ms. Scully brings valuable insights and a strong leadership acumen to the board.
A lifelong banker with over 40 years of diverse experience in the Maryland marketplace, she co-founded Howard Bank and served as its Chief Executive Officer and Chairperson of the board of directors until its merger with FNB of Pennsylvania in 2022. Under her leadership, she successfully led both organic growth initiatives and strategic acquisitions, positioning Howard Bank as the largest locally headquartered banking company in the Greater Baltimore region, with over $2 billion in assets. Prior to Howard Bank, Mary Ann held various senior positions at Allfirst Bank, where she played instrumental roles in regional banking, community banking, strategic planning, mergers and acquisitions, and international banking.
"Mary Ann Scully's addition to our board of directors is a significant milestone for Capital Bank," said Ed Barry, CEO of Capital Bank. "Her extensive experience and deep understanding of the industry will undoubtedly contribute to the continued growth and success of our bank."
In 2022, Mary Ann was honored as CEO of the Year by the Baltimore Business Journal, reflecting her enduring commitment to excellence. The same year, she was recognized by The Maryland Chamber of Commerce with her induction into the Business Hall of Fame. Named one of the Top 25 Women to Watch in Banking by American Banker, Ms. Scully was also awarded Industrialist of the Year 2018 from the Baltimore Museum of Industry, highlighting her lasting impact on the Baltimore business and banking community.
"We are delighted to have Mary Ann Scully join our board of directors," commented Steve Schwartz, Chairman of the Board at Capital Bank. "Her vast experience and impressive achievements in the banking sector make her an ideal fit for our board. We are confident that her contributions will strengthen our ability to deliver exceptional banking services and drive sustainable growth."
Having worked with Ms. Scully for many years at Howard Bank, Steve Poynot, President and COO of Capital Bank, acknowledges her profound impact on his professional growth. "Mary Ann is a true leader and mentor," said Mr. Poynot. "Her guidance and strategic insights have been instrumental in shaping my career. I am excited to collaborate with her once again as we work towards further expanding Capital Bank's footprint in the DC Metro Region."

Ms. Scully's impact extends beyond the banking industry. She serves as a director and member of the Executive Committee of the Enoch Pratt Library, vice chair of the board of Mount St Joseph College high school, and has been actively involved in various community organizations, including Catholic Charities and The Community Foundation of Howard County.
As Dean of the Sellinger School of Business, Mary Ann Scully is tasked with leveraging the historical strength of the undergraduate and graduate programs, renewing their focus on the needs of employers and the success of a new generation of students. Ms. Scully received her MBA from Loyola and her BA from Seton Hill University. She is a Loyola University Alumni laureate and a Seton Hill University Distinguished Alumna.
About Capital Bank: Capital Bank has been providing exceptional banking services since its inception in 1999. With over 25 years of experience, we have grown into a publicly traded company with more than $2.2 billion in assets as of March 31, 2023 (NASDAQ: CBNK). At Capital Bank, we pride ourselves on banking on human potential. Our commitment to human-centric banking has allowed us to make sound banking decisions based on factors beyond just what is on paper. As a member of the Federal Reserve Bank system, Member FDIC, and Equal Housing Lender, we are committed to helping our customers achieve their goals while upholding our fiduciary duty to our shareholders.

CONTACT INFORMATION:
Capital Bank, N.A.
Media Contact:
Bryon Stevens
Investor Relations
Email: bstevens@capitalbankmd.com
Phone: 917-848-5896